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                                                                  Exhibit (11.0)

                               IFR SYSTEMS, INC.
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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
                                             THREE MONTHS ENDED             SIX MONTHS ENDED
                                                 DECEMBER 31,                  DECEMBER 31,
                                           1996           1995           1996           1995
                                        ---------      ---------      ---------      ---------
                                                 (000's OMITTED, EXCEPT PER SHARE DATA)
PRIMARY:
Average shares outstanding                  5,358          5,489          5,409          5,489
Net effect of dilutive stock
    options-based on the treasury
    stock method using average
    market  price                             211            111            193            133
                                        ---------      ---------      ---------      ---------
Totals                                      5,569          5,600          5,602          5,622
                                        ---------      ---------      ---------      ---------
                                        ---------      ---------      ---------      ---------
Net Income                              $   1,616      $   1,293      $   2,826      $   1,701
                                        ---------      ---------      ---------      ---------
                                        ---------      ---------      ---------      ---------
Per Share Amount                        $    0.29      $    0.23      $    0.50      $    0.30
                                        ---------      ---------      ---------      ---------
                                        ---------      ---------      ---------      ---------

FULLY DILUTED:
Average shares outstanding                  5,358          5,489          5,409          5,489
Net effect of dilutive stock
    options-based on the treasury
    stock method using the period-
    end market price, if greater
    than average market price                 218            111            225            133
Assumed conversion of 10%
    convertible notes                           4             16              4             16
                                        ---------      ---------      ---------      ---------
Totals                                      5,580          5,616          5,638          5,638
                                        ---------      ---------      ---------      ---------
                                        ---------      ---------      ---------      ---------

Net Income                              $   1,616      $   1,293      $   2,826      $   1,701
Add 10% convertible note interest,
    net of federal income tax effect            1              2              2              4
                                        ---------      ---------      ---------      ---------
Totals                                  $   1,617      $   1,295      $   2,828      $   1,705
                                        ---------      ---------      ---------      ---------
                                        ---------      ---------      ---------      ---------
Per Share Amount                        $    0.29      $    0.23      $    0.50      $    0.30
                                        ---------      ---------      ---------      ---------
                                        ---------      ---------      ---------      ---------
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